Exhibit 99.1

FOR IMMEDIATE RELEASE

December 21, 2006

Contacts: (Media) Thomas Forsythe (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2007 SECOND QUARTER

Net Sales Rose 5 Percent to $3.47 Billion

Net Diluted Earnings Per Share Grew 11 Percent to $1.08

Company Raises Full-year Guidance

MINNEAPOLIS, MINN. --- General Mills, Inc. (NYSE: GIS) today reported results for the second quarter of fiscal 2007. Net sales for the 13 weeks ended Nov. 26, 2006, were $3.47 billion, up 5 percent from the same period a year ago. Unit volume grew 3 percent worldwide. Overall gross margin improved by nearly 40 basis points and segment operating profits increased 11 percent to $714 million. Net earnings after tax rose 4 percent to $385 million despite higher interest expense and the adoption this year of a new accounting standard for stock-based compensation (SFAS 123R). Diluted earnings per share (EPS) totaled $1.08, up 11 percent from 97 cents in last year’s second quarter.

Through the first six months of fiscal 2007, General Mills’ net sales increased 6 percent to $6.33 billion. Segment operating profits grew 9 percent to $1.25 billion. Earnings after tax totaled $652 million, up 5 percent from last year’s first half results. Diluted earnings per share rose 13 percent to $1.81, including 9 cents of incremental expense related to the adoption of SFAS 123R for stock-based compensation.

Chairman and Chief Executive Officer Steve Sanger said, “Our results continue to reflect a combination of broad-based sales growth and margin expansion. In the second quarter, all three of our business segments posted good unit volume gains and even stronger growth in net sales. Gross margin improved and segment operating profits were up 11 percent for the period. This solid performance followed a good first quarter and puts us ahead of our plan targets for the first half of the year.”

U.S. Retail Segment

Net sales for General Mills’ domestic retail operations grew 3 percent in the second quarter to $2.44 billion, driven by 2 percent unit volume growth and net price realization. Operating profits outpaced sales growth, increasing 8 percent to $596 million. The margin expansion reflected favorable pricing and mix, along with productivity savings.

Net sales for the Snacks division grew 7 percent, driven by Caribou Coffee Bars and new varieties of Nature Valley Sweet & Salty Nut bars and Chex Mix. Yoplait net sales grew 6 percent, reflecting continued strong performance from core product lines. Both the Meals division and Pillsbury USA reported net sales increases of 4 percent. Meals division growth included good contributions from Progresso soup, Old El Paso Mexican foods and new Hamburger Helper Microwave Singles products. The 4 percent sales increase for Pillsbury USA reflected gains on core refrigerated dough products, such as Pillsbury Crescent Rolls, Pillsbury Toaster Strudel and Totino’s Pizza Rolls. Big G cereal net sales rose 2 percent, with contributions from new products such as Fruity Cheerios and established brands including Cocoa Puffs and Fiber One. Baking Products net sales were 4 percent below strong prior-year levels. Net sales for the company’s Small Planet Foods organic business grew 19 percent.

Through the first six months of 2007, net sales for the U.S. Retail segment were up 4 percent to $4.35 billion, reflecting 3 percent volume growth and net price realization. Segment operating profit grew 8 percent to $1.04 billion.

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International Segment

Net sales for the company’s consolidated international businesses grew 15 percent in the second quarter to reach $545 million. Unit volume increased 7 percent, price and mix added 5 points, and foreign exchange contributed 3 points of sales growth. Operating profits grew to $62 million, up from $54 million last year. This 15 percent profit increase for the quarter was on top of a 15 percent profit gain last year.

Through the first six months of 2007, net sales for General Mills’ consolidated international businesses grew 14 percent to $1.05 billion. Operating profit increased 4 percent to $118 million despite increased levels of new-product marketing support this year.

Bakeries and Foodservice Segment

Second-quarter net sales for General Mills’ Bakeries and Foodservice segment grew 6 percent to $480 million, reflecting 1 percent unit volume growth and strong net price realization. Segment operating profit increased to $56 million, compared to $40 million in last year’s second quarter, due to favorable mix and pricing that offset input cost increases for this period.

Through the first six months, net sales for the Bakeries and Foodservice segment were up 8 percent to $925 million. Operating profit rose 27 percent to $85 million.

Joint Venture Summary

Earnings after tax from joint ventures totaled $23 million in the second quarter, up 5 percent from $22 million last year. This year’s results include a $1 million after-tax charge that is part of a previously announced restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Net sales for CPW grew 20 percent. This included contributions from the Uncle Tobys business in Australia that CPW acquired in July 2006. Net sales for the Häagen-Dazs joint ventures in Asia increased 3 percent. Net sales for the 8th Continent soy beverage joint venture in the U.S. also grew 3 percent.

Through the first six months of 2007, earnings from joint ventures totaled $42 million after tax, compared to $41 million last year.

Corporate Items

Corporate unallocated expense totaled $40 million pretax in the second quarter of 2007 compared to $2 million pretax in 2006. This year’s results include the incremental effects of adopting SFAS 123R for stock-based compensation, which represented $12 million pretax expense ($8 million after tax, or 2 cents per share) in the second quarter. Restructuring and other exit items contributed $1 million of pretax income in the second quarter of 2007 (adjustments to previously announced restructuring actions) compared to $2 million pretax expense in last year’s second quarter. Net interest expense for the quarter totaled $110 million, up 6 percent due to higher rates. The effective tax rate was 35.9 percent, up from 35.4 percent last year.

Cash Flow Summary

Cash flow from operations totaled $565 million through November 2006, down from $787 million through the second quarter of last year primarily due to higher working capital. Capital expenditures through the first six months totaled $149 million in 2007 compared to $113 million in 2006. Dividends through six months grew to $247 million. On Dec. 11, 2006, the company announced an additional 6 percent increase in the quarterly dividend rate, to 37 cents per share, effective with the Feb. 1, 2007, payment. The company repurchased 2.9 million shares of common stock during the second quarter at an average price of $53 per share.

Outlook

“Our plans for the second half of this year anticipate continuing input cost inflation, along with year-over-year increases in consumer marketing spending and new product activity,” said Sanger. “Nevertheless, as a result of our good first half performance, we are raising our fiscal 2007 financial targets.” General Mills’ diluted earnings per share guidance for 2007 is increased to $3.09 to $3.13 per share, including an estimated 12 cent expense impact from the adoption of SFAS 123R for stock-based compensation. Previously, the company had targeted diluted EPS of between $3.03 to $3.08, including 11 to 12 cents of SFAS 123R impact.

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule.

General Mills will hold a briefing for investors today, December 21, 2006, beginning at 8:30 a.m. EST. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

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This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 26, 2006	Nov. 27, 2005	Nov. 26, 2006	Nov. 27, 2005
Net Sales	$3,467	$3,293	$6,327	$5,972

Cost of sales	2,188	2,090	3,984	3,776
Selling, general and administrative	605	559	1,180	1,091

Operating Profit	674	644	1,163	1,105

Restructuring and other exit costs (income)	(1)	2	(3)	11
Interest expense, net	110	104	215	194

Earnings before Income Taxes and After-tax Earnings from Joint Ventures	565	538	951	900

Income Taxes	203	190	341	319

After-tax Earnings from Joint Ventures	23	22	42	41

Net Earnings	$385	$370	$652	$622

Earnings per Share - Basic	$1.12	$1.04	$1.87	$1.73

Earnings per Share - Diluted	$1.08	$.97	$1.81	$1.60

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING SEGMENT RESULTS

(Unaudited) (In Millions)

	13 Weeks Ended		26 Weeks Ended
	Nov. 26, 2006	Nov. 27, 2005	Nov. 26, 2006	Nov. 27, 2005
Net Sales:
U.S. Retail	$2,442	$2,369	$4,352	$4,195
International	545	472	1,050	918
Bakeries and Foodservice	480	452	925	859

Total	$3,467	$3,293	$6,327	$5,972

Operating Profit:
U.S. Retail	$596	$552	$1,043	$964
International	62	54	118	113
Bakeries and Foodservice	56	40	85	67

Total Segment Operating Profit	714	646	1,246	1,144

Corporate Unallocated Expense	40	2	83	39

Operating Profit	$674	$644	$1,163	1,105

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	(Unaudited)	(Unaudited)
	Nov. 26, 2006	Nov. 27, 2005	May 28, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$492	$730	$647
Receivables	1,291	1,167	1,076
Inventories	1,359	1,258	1,055
Prepaid expenses and other current assets	209	179	216
Deferred income taxes	148	186	182
Total Current Assets	3,499	3,520	3,176

Land, Buildings and Equipment, at Cost	5,892	5,708	5,806
Less accumulated depreciation	(2,974)	(2,730)	(2,809)
Net Land, Buildings and Equipment	2,918	2,978	2,997
Goodwill	6,636	6,667	6,652
Other Intangible Assets	3,665	3,595	3,607
Other Assets	2,045	1,700	1,775

Total Assets	$18,763	$18,460	$18,207

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$738	$672	$708
Current portion of long-term debt	1,469	589	2,131
Notes payable	2,678	2,081	1,503
Other current liabilities	1,901	1,812	1,796
Total Current Liabilities	6,786	5,154	6,138
Long-term Debt	2,511	3,995	2,415
Deferred Income Taxes	1,801	1,843	1,822
Other Liabilities	982	938	924
Total Liabilities	12,080	11,930	11,299

Minority Interests	1,137	1,134	1,136

Stockholders’ Equity:
Cumulative preference stock, none issued	—	—	—
Common stock, 502 shares issued, $.10 par value	50	50	50
Additional paid-in capital	5,763	5,609	5,653
Retained earnings	5,512	4,882	5,107
Common stock in treasury	(5,875)	(5,140)	(5,163)
Accumulated other comprehensive income (loss)	96	(5)	125
Total Stockholders’ Equity	5,546	5,396	5,772

Total Liabilities and Equity	$18,763	$18,460	$18,207

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In Millions)

	26 Weeks Ended
	Nov. 26, 2006	Nov. 27, 2005
Cash Flows - Operating Activities:
Net earnings	$652	$622
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	209	211
Stock-based compensation	80	22
After-tax earnings from joint ventures	(42)	(41)
Tax benefit on exercised options	—	15
Deferred income taxes	12	(3)
Changes in current assets and liabilities	(359)	(77)
Distributions of joint venture earnings	10	27
Pension and other postretirement costs	(28)	(28)
Restructuring and other exit costs	(3)	11
Other, net	34	28

Net Cash Provided by Operating Activities	565	787

Cash Flows - Investing Activities:
Purchases of land, buildings and equipment	(149)	(113)
Acquisitions	(58)	—
Investments in affiliates, net	(112)	4
Proceeds from sale of marketable securities	—	1
Proceeds from disposal of land, buildings & equipment	12	2
Proceeds from disposition of businesses	12	—
Other, net	(13)	(29)
Net Cash Used by Investing Activities	(308)	(135)

Cash Flows - Financing Activities:
Change in notes payable	1,159	1,780
Payment of long-term debt	(582)	(1,333)
Common stock issued	147	53
Tax benefit on exercised options	33	—
Purchases of common stock for treasury	(890)	(752)
Dividends paid	(247)	(241)
Other, net	(32)	(2)
Net Cash Used by Financing Activities	(412)	(495)

Increase (decrease) in Cash and Cash Equivalents	(155)	157
Cash and Cash Equivalents – Beginning of Year	647	573
Cash and Cash Equivalents – End of Period	$492	$730

Cash Flows from Changes in Current Assets and
Liabilities:
Receivables	$(214)	$(151)
Inventories	(309)	(219)
Prepaid expenses and other current assets	10	25
Accounts payable	29	(56)
Other current liabilities	125	324
Changes in Current Assets and Liabilities	$(359)	$(77)

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

At the beginning of fiscal 2007, we shifted selling responsibility for several customers from our Bakeries and Foodservice segment to U.S Retail. All prior year amounts have been restated for comparative purposes. For the second quarter of fiscal 2006, net sales of $17 million and operating profit of $7 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. For the first twenty-six weeks of fiscal 2006, net sales of $30 million and operating profit of $12 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. Goodwill of $216 million previously reported in our Bakeries and Foodservice segment as of May 29, 2005, has now been recorded in the U.S. Retail segment.

We also made certain changes in the classifications of revenues and expenses at the beginning of fiscal 2007, including classifying shipping costs associated with the distribution of finished products to our customers as cost of sales (previously recorded in selling, general and administrative expense) and classifying certain trade-related costs and customer allowances as cost of sales or selling, general and administrative expense (previously recorded reductions of net sales). We have reclassified previously reported results to conform to the current year presentation.

We have provided a complete summary of the quarterly effect of these reclassifications for fiscal 2006 and fiscal 2005 on our website: www.generalmills.com.

At the beginning of fiscal 2007, we also reclassified certain accrued liabilities, including trade and consumer promotion accruals, from accounts payable to other current liabilities, and we began classifying certain distributions from joint ventures as operating cash flows (previously reported as investing cash flows). We have reclassified previously reported balance sheets and statements of cash flows to conform to the current year presentation.

(2)

At the beginning of fiscal 2007, we prospectively adopted SFAS No. 123(R) “Share-based Compensation.” Prior to this adoption, no compensation expense was recognized for stock options granted. Beginning with the adoption of SFAS 123(R), we have recorded compensation expense for stock option grants based on their grant-date fair value, and we have revised our expense attribution method for all stock awards to recognize expense immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the contractual vesting period.

For the second quarter and first twenty-six weeks of fiscal 2007, compensation expense for all stock-based compensation was $28 million and $81 million, respectively. As a result of the adoption of SFAS 123(R), stock-based compensation expense was $12 million and $52 million higher for the second quarter and first twenty-six weeks of fiscal 2007, respectively, than if we had continued our previous accounting method.

(3)

In the second quarter of fiscal 2007, we recorded income related to restructuring and other costs of $1 million associated with adjustments to restructuring actions previously announced. In the second quarter of fiscal 2006 we recorded restructuring and other costs of $2 million primarily associated with an asset impairment recognized at our Swedesboro, New Jersey plant.

In the first twenty-six weeks of fiscal 2007, we recorded income related to restructuring and other exit activities of $3 million. We sold our previously closed plant in San Adrian, Spain resulting in a gain of $9 million. We incurred a $6 million loss associated with the divestiture of our par-baked bread product line, including its plants in Chelsea, Massachusetts and Tempe, Arizona. The carrying value of the par-baked bread assets sold, including goodwill, was $18 million. In the first twenty-six weeks of fiscal 2006, we recorded restructuring and other costs of $11 million, consisting of $10 million of charges related to an asset impairment recognized at our Swedesboro, New Jersey production plant and $1 million of charges associated with restructuring activities previously announced.

(4)

Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123(R) in fiscal 2007 and the effect of accounting for contingently convertible debt in fiscal 2006, were calculated as follows:

In Millions, Except Per Share Data	13 Weeks Ended		26 Weeks Ended

	Nov. 26, 2006	Nov. 27, 2005	Nov. 26, 2006	Nov. 27, 2005
Net earnings – as reported	$385	$370	$652	$622
Interest on contingently convertible debentures, after tax	—	3	—	8
Net earnings for diluted EPS calculation	$385	$373	$652	$630

Average number of common shares — basic EPS	344	355	348	360
Incremental share effect from:
Stock options	10	5	10	6
Restricted stock and stock rights	2	2	1	2
Forward purchase contract	1	—	1	—
Contingently convertible debentures	—	22	—	25
Average number of common shares — diluted EPS	357	384	360	393

Earnings per Share – Basic	$1.12	$1.04	$1.87	$1.73
Earnings per Share – Diluted	$1.08	$.97	$1.81	$1.60

(5)

During the first quarter of fiscal 2007 Cereal Partners Worldwide (CPW), our joint venture with Nestlé, completed the acquisition of the Uncle Tobys cereal business in Australia. We funded our 50 percent share of the purchase price by making additional advances to and equity contributions in CPW totaling $135 million (classified as an investments in affiliates, net on the consolidated statements of cash flows) and by acquiring a 50 percent beneficial interest in certain intellectual property for $58 million (classified as acquisitions on the consolidated statements of cash flows).